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                                                                    EXHIBIT 23.1

CONSENT OF KPMG LLP


The Board of Directors
Redding Bancorp and subsidiaries:


We consent to incorporation by reference in the registration statement dated February 3, 1999 on Form S-8 of Redding Bancorp and subsidiaries of our report dated January 21, 1998, except as to the first paragraph of note 12, which is as of June 16, 1998, relating to the consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1997, which report appears in the December 31, 1999 annual report on Form 10-K of Redding Bancorp.


/s/ KPMG LLP
Sacramento, California
March 20, 2000